INTERNATIONAL PAPER
                                           2 MANHATTANVILLE ROAD
                                           PURCHASE, NY 10577-2196

          News Release

          IP Media            IP Analyst        Federal Paper
          Contacts:           Contacts:         Board Contact:
          Carl Gagliardi      Carol Tutundgy    Quentin J.
          (914) 397-1666      (914) 397-1632    Kennedy
          Molly Sullivan      Maryanne Rupy     201-391-1776
          (914) 397-1652      (914) 397-1626
                              Brian Turcotte
                              (914) 397-1623

          INTERNATIONAL PAPER, FEDERAL PAPER BOARD ANNOUNCE MERGER

          NOVEMBER 6, 1995

          PURCHASE, N.Y. -- International Paper and Federal Paper Board announced today that they have agreed to merge. Once the merger is complete, Federal Paper Board, a diversified forest products company with $1.57 billion in 1994 net sales, will become a wholly owned subsidiary of International Paper. The transaction, which is valued at $3.5 billion, including assumption of debt, is subject to approval by Federal Paper Board's shareholders, as well as by regulatory authorities. It is expected to close in the first quarter of next year.

          In the merger, Federal Paper Board's shareholders will be entitled to receive at their election, either $55 in cash per share or $55 worth of International Paper common stock per share, subject to the limitation that not more than 1.612 and not less than 1.275 International Paper shares will be issued for each Federal Paper Board share exchanged for International Paper stock. The shareholder election to receive cash or International Paper stock will be subject to adjustment so that, in the aggregate, approximately 49 percent of the Federal Paper Board shares will be exchanged for cash. The merger is intended to qualify as a tax-free reorganization.

               "This is a wonderful opportunity to combine two first-class organizations in a way that will strengthen both," said John R. Kennedy, Federal Paper Board's president and chief executive officer. "Our complementary businesses will provide an opportunity to better serve a broader range of customers. The combination of cash and International Paper stock is an excellent value for our shareholders."

               "Merging with this outstanding forest products company will help us enhance our position as one of the industry's most efficient producers," said John A. Georges, chairman and chief executive officer of International Paper. "With Federal Paper Board, we gain two world-class facilities in its Riegelwood, N.C., and Augusta, Ga., mills."

               Over the last six years, Federal Paper Board has invested over $1.7 billion in upgrades and process improvements to these and other facilities. Along with the two mills comes over a half million acres of valuable and mature plantation timberland close to their facilities. Federal Paper Board's Tait facility in Scotland is an important supplier of uncoated free sheet in the United Kingdom and will be a significant addition to International Paper's existing product lines in Europe.

               "We are pleased to welcome Jack Kennedy to our board," said Mr. Georges, "and we are looking forward to having the Federal Paper Board employees become part of the International Paper family."

               International Paper, headquartered in Purchase,
          N.Y., is a worldwide producer of printing papers, packaging and forest products. The company also operates specialty businesses and a broadly based paper distribution network. International Paper has manufacturing operations in 28 countries and exports its products to more than 130 nations.

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